Exhibit 99.1
PRESS RELEASE
IR.stellarbancorp.com
STELLAR BANK COMPLETES NAME CHANGE
AND LAUNCHES NEW BRAND
HOUSTON, February 24, 2023 - (GLOBE NEWSWIRE) – Stellar Bank, the banking subsidiary of Stellar Bancorp, Inc. (NASDAQ: STEL), announced that it formally changed its name to Stellar Bank and launched its new brand in connection with the conversion of operations and systems. Stellar Bank was formed through the merger of equals of Allegiance Bank and CommunityBank of Texas, N.A.
“We are excited to unveil our new brand that exemplifies our unique position to provide an even better banking experience with greater scale and capability backed by a high level of service,” said Ray Vitulli, Chief Executive Officer of Stellar Bank.
Inspired by the stars in each legacy bank brand, the Stellar Bank logo represents a shining beacon lighting the way to help all of its customers, shareholders and employees achieve their goals. The logo embodies the openness, insight and guidance that we strive to deliver in the relationships we build and the service we provide.
“Since the announcement of the merger of equals, our talented team of professionals has continued to provide our customers with outstanding community banking service, while focusing on the execution of our integration plans and transitioning our customers to the Stellar Bank experience. We are extremely grateful to our colleagues across the organization who have worked diligently to achieve this milestone,” continued Vitulli. “We are incredibly excited about the future of Stellar Bank.”
Ahead of the conversion, customers received communications about the changes to their services and a Welcome Guide with information about Stellar Bank’s products and services, key dates related to the merger, disclosures, and terms and conditions. In addition, a merger resource section can be found on our new website at www.stellar.bank with important information to help customers through the transition.
About Stellar Bancorp, Inc.
Stellar Bank, the wholly owned subsidiary of Stellar Bancorp, Inc., is headquartered in Houston, Texas and provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers across the Houston, Beaumont, Dallas and surrounding communities in Texas.
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